EXHIBIT 4.2
REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”), dated as of April 30, 2002, is made by and among Cendant Corporation, a Delaware corporation (“Parent”) and certain shareholders (each a “Seller”) of Trendwest Resorts, Inc., an Oregon corporation (the “Company”), listed on Schedule 1 hereto.

RECITALS

WHEREAS, Parent, Tornado Acquisition Corporation, an Oregon corporation (“Purchaser”), JELD-WEN, inc., an Oregon corporation (“Majority Shareholder”) and the other Sellers beneficially owning approximately ninety percent (90%) of the outstanding shares of all shares of common stock, no par value, of the Company (“Company Common Stock”) have agreed to sell, pursuant to a Stock Purchase Agreement, dated March 29, 2002, (the “Stock Purchase Agreement”) all shares of Company Common Stock beneficially owned by such Sellers to Merger Sub and Merger Sub has agreed to purchase such shares (the “Stock Purchase”), subject to the terms and conditions of the Stock Purchase Agreement;

WHEREAS, in consideration for the purchase of shares of Company Common Stock pursuant to the Stock Purchase Agreement, shares of common stock, par value $.01 per share, of Parent (the “Parent Shares”) have been issued to the Sellers, in the amount for each Seller set forth on Schedule 1 hereto; and

WHEREAS, pursuant to Section 6(g) of the Stock Purchase Agreement, Parent has agreed to provide Sellers registration rights with respect to the Parent Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.    DEFINITIONS; INTERPRETATION.

1.1    Definitions.    In addition to the terms defined elsewhere in this Registration Rights Agreement, capitalized terms used and not defined in this Agreement have the respective meanings ascribed to them in or for purposes of the Stock Purchase Agreement. For purposes of this Agreement:

“Action” has the meaning set forth in Section 3.3.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“NYSE” means the New York Stock Exchange.

“Parent Indemnified Parties” has the meaning set forth in Section 3.2.

“Parent Offering” means the sale of equity securities of Parent, or securities convertible into or exchangeable or exercisable for equity securities of Parent, pursuant to a registration statement filed by Parent under the Securities Act (other than a registration statement filed on Form S-8 or any successor form) respecting an underwritten offering, whether primary or secondary, that is declared effective by the Commission.

“Parent Registration Statement” means a registration statement on Form S-3 to be filed by Parent with the Commission pursuant to Rule 415 under the Securities Act, so as to permit the offer and subsequent resale by each Seller of the Parent Shares held by such Seller from time to time following the effective date of such registration statement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or entity of any kind whatsoever, including any Governmental Authority.

“Registered Shares” means (i) the Parent Shares and (ii) any shares of capital stock issued with respect to or in exchange for the shares referred to in the preceding clause (i) by way of a stock dividend or stock split or in connection with a recapitalization or a merger, consolidation or other reorganization. As to any particular Registered Shares, such shares shall cease to be Registered Shares when (i) the Parent Registration Statement shall have become effective under the Securities Act and such Registered Shares shall have been disposed of in accordance with the Parent Registration Statement, (ii) such shares shall have been distributed pursuant to Rule 144 (as defined below) under the Securities Act, (iv) such shares shall have been otherwise transferred, new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by Parent or the transfer agent for such shares and subsequent disposition of such shares shall not require registration or qualification under the Securities Act or any state securities laws then in force, (v) such shares shall have been transferred without the written consent of Parent to the transfer or assignment of the rights and obligations hereunder, (vi) such shares shall be eligible for sale pursuant to Rule 144(k) or (vii) such shares shall cease to be outstanding.

“Registration Expenses” means the following expenses incident to Parent’s performance of its obligations hereunder: (i) registration and filing fees with the Commission; (ii) fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of “blue sky” counsel); (iii) printing expenses; (iv) fees and expenses incurred in connection with the listing of the Registered Shares on the NYSE or on such securities exchange or other national market system on which shares of the same class or series as the Registered Shares may then be principally traded; and (v) fees and expenses of counsel for Parent and of its independent certified public accountants, including the expenses of any special audits or “cold comfort” letters. The term “Registration Expenses” does not include, and Parent shall not be responsible for: (a) brokerage commissions, underwriting discounts and commissions and transfer taxes attributable to the sale of any of the Registered Shares; (b) fees and disbursements of underwriters and underwriters counsel (other than fees and expenses of such counsel incurred in connection the “blue sky” qualification of the Registered Shares); (c) fees and disbursements of counsel or of any experts retained by any Sellers in connection with the registration of the Registered Shares or the disposition of such securities; or (d) any other out-of-pocket expenses of any Sellers.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor rule or rules).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Parent Indemnified Parties” has the meaning set forth in Section 3.2.

“Seller Indemnified Parties” has the meaning set forth in Section 3.1.

1.2    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise clearly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

Section 2.    REGISTRATION

2.1    Registration Procedures.

Following the execution by the parties of this Agreement, Parent shall (i) prepare and, as soon as practicable thereafter, cause to be filed with the Commission the Parent Registration Statement, and (ii) use its commercially reasonable efforts to cause the Parent Registration Statement to be declared effective at the earliest practicable date and, subject to the terms of this Agreement, to remain effective until the earlier of (a) such time as there are no longer any Registered Shares outstanding or (b) the second anniversary of the date of this Agreement. In connection with such registration of the Registered Shares, Parent shall:

(i)    subject to Section 2.4(b) hereof, prepare and file with the Commission such amendments and supplements to the Parent Registration Statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective in accordance with the terms of this Agreement and to comply with the provisions of the Securities Act with respect to the disposition of all Registered Shares covered by such registration statement;

(ii)    furnish to each Seller and, in the event of an underwritten offering, one underwriter such number of conformed copies of such Parent Registration Statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement, and such other documents as a Seller or such underwriter may reasonably request to facilitate the disposition of the Registered Shares in accordance with the intended methods of disposition thereof as set forth in such registration statement;

(iii)    use its commercially reasonable efforts to register or qualify all the Registered Shares under such securities or “blue sky” laws of such jurisdictions as the Sellers shall reasonably request (given the intended methods of distribution), and do any and all other acts and things which may be reasonably necessary or advisable to enable each Seller to consummate the disposition in such jurisdictions of his or its Registered Shares covered by such registration statement; provided, however, that in connection therewith Parent shall not be required to register or qualify any Registered Shares under the securities or “blue sky” laws of any jurisdiction where Parent would be required (x) to qualify to do business as a foreign corporation or as a dealer in such jurisdiction, (y) to conform its capitalization or the composition of its assets at the time to the securities or “blue sky” laws of such jurisdiction or (z) to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the Registered Shares covered by such registration statement or subject itself to taxation in such jurisdiction;

(iv)    immediately notify each Seller, at any time when the prospectus included in such Parent Registration Statement is required to be delivered pursuant to the Securities Act in connection with a sale of Registered Securities, of the happening of any event which comes to the attention of Parent and as a result of which such prospectus, as then in effect, would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, subject to Section 2.4(d), Parent will promptly prepare and furnish to each Seller a supplement to or an amendment of such prospectus so that, as thereafter delivered to the purchasers of such Registered Shares, such prospectus will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)    immediately notify each Seller of the issuance or, to the knowledge of Parent, threatened issuance of any stop order by the Commission suspending the effectiveness of the Parent Registration Statement or of the receipt by Parent of any notification with respect to the suspension or threatened suspension of the qualification of any Registered Shares for sale under the securities or blue sky laws of any jurisdiction, and Parent use all commercially reasonable efforts necessary (i) to prevent the entry of any threatened stop order or any threatened suspension or (ii) to remove any stop order or lift any suspension once entered;

(vi)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders as promptly as practicable an earnings statement covering a period of twelve months beginning after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(vii)    in the event of an underwritten offering, enter into an underwriting agreement with an underwriter selected by Majority Shareholder containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, holders of common stock; provided, however, that the Sellers shall not utilize the Parent Registration Statement for more than one underwritten offering during the term of this Agreement. In connection with the sale of Parent Shares hereunder, each Seller may, at such Seller’s option, require that any and all representations and warranties by, and the other agreements of, Parent to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriter if such sale of Parent Shares were pursuant to a customary underwritten offering) be made to and for the benefit of such Seller and that any or all of the conditions precedent to the obligations of such underwriter (or which would be so for the benefit of such underwriter under a customary underwriting agreement) be conditions precedent to the obligations of such Seller in connection with the disposition of such Seller’s securities pursuant to the terms hereof. In connection with any offering of Parent Shares registered pursuant to this Agreement, Parent shall, upon receipt of duly endorsed certificates representing the Parent Shares, (x) furnish to the underwriter, if any (or, if no underwriter, each Seller), un-legended certificates representing ownership of Parent Shares being sold, in such denominations as requested, and (y) instruct any transfer agent and registrar of the Parent Shares to release any stop transfer order with respect thereto; and

(viii)    use its commercially reasonable efforts to cause the Registered Shares to be listed on the NYSE or on such other securities exchange or national market system on which securities of Parent of the same class or series as the Registered Shares are then principally traded.

2.2    Registration Expenses.    Parent will pay all Registration Expenses in connection with the registration of Registered Shares pursuant to Section 2.1. Sellers will pay, and hold Parent harmless from, all other costs and expenses incurred by or on behalf of any Seller or any Seller in connection with an offer and sale or other disposition of Registered Shares pursuant to this Agreement.

2.3    Preparation; Reasonable Investigation.    In connection with the preparation and filing of the Parent Registration Statement, Parent shall provide to one counsel selected by the Sellers and, in the case of an underwritten offering, if any, one counsel for the for the underwriter, if any, drafts of each prospectus included therein or filed with the Commission (other than any documents incorporated by reference in any prospectus), and each amendment thereof or supplement thereto. Such review shall be conducted and such comments shall be delivered by Sellers with reasonable promptness. In connection with a sale of Parent Shares by or through an underwriter, Parent shall make available for inspection by Sellers, any underwriter participating in any disposition pursuant to the Parent Registration Statement, and one counsel and one nationally recognized independent accounting firm retained by Sellers or underwriter, all reasonably requested financial and other records, pertinent corporate documents and properties of Parent, and cause Parent’s officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by Sellers, the underwriter, such counsel and accounting firm in connection with the Parent Registration Statement; provided, however, that information which Parent determines, in good faith, to be confidential shall not be disclosed by such persons unless (i) the disclosure of such information is required by applicable federal securities laws or is necessary to avoid or correct a misstatement or omission in such Parent Registration Statement or (ii) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Seller agrees, on such Seller’s own behalf and on behalf of all of the Sellers’ underwriters, accountants, attorneys and agents, that the information obtained by any of them as a result of such inspections shall be deemed confidential unless and until such is made generally available to the public. Each Seller further agrees, on such Seller’s own behalf and on behalf of all of the Sellers’ underwriters, accountants, attorneys and agents, that Seller will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to Parent and allow Parent, at Seller’s expense, to undertake appropriate action to prevent disclosure of the information deemed confidential. Nothing contained herein shall require Parent to waive any attorney-client privilege or disclose attorney work product.

2.4    Certain Covenants.    Each Seller shall furnish to Parent such information regarding such Seller, its intended method of distribution of Registered Shares and such other information as Parent may from time to time reasonably request for purposes of preparation of the Parent Registration Statement and to maintain the effectiveness of such registration statement.

(a)    At least two business day prior to any disposition of Registered Shares by each Seller, such Seller will orally advise Parent of the dates on which such disposition is expected to commence and terminate, the number of Registered Shares expected to be sold, the method of disposition and such other information as Parent may reasonably request in order to supplement the prospectus contained in the registration statement in accordance with the rules and regulations of the Commission. Promptly after receiving such advice, Parent will, if necessary, (i) prepare a supplement to the prospectus based upon such advice and file the same with the Commission pursuant to Rule 424(b) under the Securities Act and (ii), if necessary, qualify the Registered Shares to be sold under the securities or blue sky laws of such jurisdictions in the United States as such Seller shall reasonably request (subject to the proviso of Section 2.1(iii)).

(b)    Parent may postpone the filing or the effectiveness of the Parent Registration Statement or suspend the use of the Parent Registration Statement not to exceed 120 days in any 12-month period, (i) if Parent determines that the filing or continued use of the Parent Registration Statement would require Parent to disclose a material financing, acquisition or other corporate development of Parent or any of its affiliates and Parent shall have determined that such disclosure is not in the best interest of Parent (ii) if Parent determines that such action is required by applicable Law or (iii) upon the occurrence of any event contemplated by Section 2.1(iv) hereof. Parent shall promptly notify each Seller at such time as such financing, acquisition or other corporate development has been otherwise publicly disclosed or terminated or counsel to Parent has determined that such disclosure is not required due to subsequent events.

(c)    Each Seller agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.1(iv), such Seller will forthwith discontinue disposition of the Registered Shares pursuant to such registration statement until receipt of copies of the supplemented or amended prospectus contemplated by Section 2.1(iv), and, if so directed by Parent, will deliver to Parent all copies of the prospectus covering the Registered Shares in its possession at the time of receipt of such notice.

(d)    Each Seller shall, at any time it is engaged in a distribution of Registered Shares, comply with all applicable laws, including Regulation M promulgated under the Exchange Act (“Regulation M”) and (i) will not engage in any stabilization activity in connection with the securities of Parent in contravention of such rules, (ii) will distribute the Registered Shares solely in the manner described in the Parent Registration Statement (iii) will not bid for or purchase any securities of Parent or attempt to induce any person to purchase any securities of Parent other than as permitted under the Exchange Act and (iv) will instruct any “affiliated purchaser” of such Seller (as such term is defined in Regulation M), including without limitation, in the event of an underwritten offering, the underwriter to comply with the above provisions.

(e)    Each Seller shall provide such information and materials, execute all such documents and take all such other actions as Parent shall reasonably request in order to permit Parent to comply with all applicable requirements of law and to effect the registration of the Registered Shares.

Section 3.    INDEMNIFICATION.

3.1    Indemnification by Parent.    Parent will indemnify and hold harmless each Seller, such Seller’s directors, officers and partners and each other Person, if any, who controls such Seller within the meaning of the Securities Act or the Exchange Act (“Seller Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which the Parent Indemnified Parties, or any of them, may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in the Parent Registration Statement, any preliminary, final or summary prospectus included therein, or any amendment or supplement thereto, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Parent will reimburse such Parent Indemnified Parties for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding; provided, that Parent shall not be liable to any Seller, such Seller’s directors, officers or partners or any Person, if any, who controls such Seller within the meaning of the Securities Act or the Exchange Act to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) any actual or alleged untrue statement in or any actual or alleged omission from, the Parent Registration Statement or amendment or supplement thereto or any preliminary, final or summary prospectus, in reliance upon and in conformity with written information furnished by or on behalf of such Seller to Parent specifically for use in the preparation thereof, (ii) any actual or alleged untrue statement of a material fact or any actual or alleged omission of a material fact required to be stated in any preliminary prospectus if such Seller sells Registered Shares to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if Parent had previously furnished copies thereof to such Seller or its representatives and such final prospectus, as then amended or supplemented, corrected any such misstatement or omission or (iii) the use of any preliminary, final or summary prospectus by or on behalf of such Seller after Parent has notified such Seller, in accordance with Section 2.1(iv), that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein, in the light of the circumstances under which they were made, not misleading.

3.2    Indemnification by Sellers.    Each Seller will indemnify and hold harmless Parent, each of its directors and officers, and each Person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act (the “Parent Indemnified Parties”), against any and all losses, claims, damages or liabilities and expenses to which the Parent Indemnified Parties may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Parent Registration Statement, any preliminary, final or summary prospectus included therein, or amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Sellers specifically for use in the preparation thereof or (ii) the use of any prospectus by or on behalf of such Sellers after Parent has notified such Sellers that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Seller shall be liable under this Section 3.2 for any amounts exceeding the gross proceeds received by such Seller in connection with the sale of such Seller’s Registered Shares.

3.3    Indemnification Procedures.    Any Person that proposes to assert the right to be indemnified under this Section 3 shall, promptly after receipt of notice of any action, suit, inquiry, judicial, administrative or other proceeding or arbitration or investigation by or before any Governmental Authority (collectively, an “Action”) against such Person in respect of which a claim is to be made against an indemnifying party under this Section 3, notify such indemnifying party of the commencement of such Action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such Action shall not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 3, except to the extent that such indemnifying party is prejudiced by such failure to give notice. In case any such Action shall be brought and notice given to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any further legal or other expenses incurred by such indemnified party, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such Action, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have been advised by its counsel in writing that there are legal defenses available to it that are different from or in addition to those available to the indemnifying parties, (iii) the indemnified party shall have been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such Action (in which case the indemnifying party shall not have the right to direct the defense of such Action on behalf of the indemnified party) or (iv) the indemnifying party shall not in fact have employed counsel to assume the defense of such Action, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an Action effected without its written consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Action. An indemnifying party who is not entitled to, or elects not to, assume the defense of an Action will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such Action.

3.4    Contribution.    If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for any and all losses, claims, damages or liabilities, joint or several, and expenses to which they may become subject, in such proportion as is appropriate to reflect the relative fault of the parties entitled to indemnification, on the one hand, and the indemnifying parties, on the other, in connection with the matter out of which such losses, claims, damages, liabilities or expenses arise or result from. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the Action was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Parent and each Seller agrees that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

Section 4.    RULE 144.

4.1    Subject to Section 2.4, Parent hereby covenants to use its commercially reasonable efforts to file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if at any time Parent is not required to file such reports, it will, upon the request of Seller, make publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as any Seller may reasonably request, all to the extent required from time to time to enable Parent to meet the requirements for issuers entitled to register securities on Form S-3 or any successor form.

Section 5.    MISCELLANEOUS

5.1    Effectiveness of Agreement.    The provisions of this Agreement shall be effective as of the date hereof.

5.2    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

(a)    If to Purchaser or to Parent, to:

Cendant Corporation
9 West 57th Street, 37th Floor
New York, NY 10019
Attention: General Counsel
Fax: 212-413-1923

with a copy to:

Skadden, Arps, Slate, Meagher & Flom
Four Times Square
New York, NY 10036
Attention: David Fox, Esq.
Fax: 212-735-2000;

(b)    If to Seller, to the address set forth for such Seller in Schedule 1, or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 5.2, to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

5.3    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, with respect to the subject matter hereof.

5.4    Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, but, except as expressly contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Parent, on the one hand, or any Seller, on the other hand, without the prior written consent of the other; provided however, Majority Shareholder may, without the consent of Parent, assign its rights and obligations under this Agreement to any Permitted Transferee (as such term is defined in the Stock Purchase Agreement) (the “Permitted Assignees”) in connection with the transfer of Registered Shares to Permitted Assignees; provided, however, that (a) Majority Shareholder may assign such rights and obligations only to the extent of the number of Registered Shares transferred to such Permitted Assignees, (b) such Permitted Assignees may not further assign such rights and obligations in any way and (c) such Permitted Assignees specifically agree to be bound by the provisions hereof, a copy of of which shall have been provided to Parent prior to such transfer. Upon any such assignment, this Agreement shall be amended to substitute the assignee as a party hereto in a writing reasonably acceptable to the other party.

5.5    Amendment, Modification and Waiver.    Subject to applicable Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the holder(s) of a majority of the Registered Shares; provided, however, that any amendment that would adversely affect the rights of an individual Seller in a manner different than it affects the rights of other Sellers shall require the consent of such affected Seller. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

5.6    Third-Party Beneficiaries.    This Agreement is not intended to confer upon any Person other than the parties hereto and any rights hereunder.

5.7    Counterparts.    This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

5.8    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

5.9    Termination.    Subject to the provisions of Section 2.1 hereof, this Agreement shall terminate on the third anniversary of the date hereof; provided, however, that the provisions of Section 3 hereof shall survive termination of this Agreement.

5.10    Jurisdiction and Venue.    Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any Delaware state court or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably consents to personal jurisdiction in any such action brought in any such Delaware state or federal court, consents to service of process by registered mail made upon such party and such party’s agent and waives any objection to venue in any such Delaware state or federal court and any claim that any such Delaware state or federal court is an inconvenient forum. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the Transactions. Each party hereby certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 5.10.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.
CENDANT CORPORATION

By: /s/ ERIC J. BOCK
Name: Eric J. Bock
Title: Executive Vice President

SELLERS

JELD-WEN, inc.

By: /s/ TIMOTHY O’NEIL
Name: Timothy O’Neil
Title: Chief Financial Officer

/s/ RICHARD L. WENDT
Name: Richard L. Wendt

/s/ WILLIAM F. PEARE
Name: William F. Peare

/s/ JEFFERY P. SITES
Name: Jeffery P. Sites

/s/ GENE HENSLEY
Name: Gene Hensley

/s/ AL SCHRIBER
Name: Al Schriber

/s/ TIM O’NEIL
Name: Tim O’Neil

/s/ JEROL ANDRES
Name: Jerol Andres

/s/ DOUGLAS P. KINTZINGER
Name: Douglas P. Kintzinger

/s/ RODERICK C. WENDT
Name: Roderick C. Wendt

/s/ GARY FLORENCE
Name: Gary Florence

/s/ THEODORE SCHNORMEIER
Name: Theodore Schnormeier

/s/ LARRY V. WETTER
Name: Larry V. Wetter

/s/ WILLIAM B. EARLY
Name: William B. Early

/s/ JEWEL KINTZINGER
Name: Jewel Kintzinger